Exhibit 4.4

THIS WARRANT AND THE SECURITIES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER REGULATION D PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”).  THIS WARRANT SHALL NOT CONSTITUTE AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL.  THIS WARRANT AND THE SECURITIES ISSUABLE HEREUNDER ARE “RESTRICTED” AND MAY NOT BE RESOLD OR TRANSFERRED EXCEPT AS PERMITTED UNDER THE ACT PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.

COMMON STOCK PURCHASE WARRANT

No. [W-1P]

NUVEL INC.

THIS CERTIFIES that, for value received, Paragon Capital LP (the “Purchaser” or “Holder”) is entitled, upon the terms and subject to the conditions hereinafter set forth, at any time on or after the date hereof and on or prior to the earlier of (a) 8:00 p.m. New York City Time on the date that is seven years after the date hereof, or (b) the closing of a Sale or Merger Transaction (as defined below) (the “Termination Date”), but not thereafter, to subscribe for and purchase from Nuvel Inc., a Delaware corporation (the “Company”) or any company with which it completes a reverse merger or other business combination, a number of shares (such shares, the “Warrant Shares”) of the common stock of the Company or the company with which it completes a reverse merger or other business combination (the “Common Stock”) at a per share exercise price equal to $0.40, as adjusted as provided herein (“Exercise Price”). The Company shall provide the Holder with written notice of the closing of a Sale or Merger Transaction (a “Sale Notice”) not less than 15 days prior thereto.   The exercise price of the per share (as adjusted from time to time pursuant to the terms of such Warrant, the “Exercise Price”; and such warrants, the “Warrants”) and the shares for which the Warrant is exercisable shall be subject to adjustment as provided herein.  This Warrant is being issued pursuant to that certain letter agreement dated June 30, 2011 (“Letter Agreement”), in connection with which the Holder's affiliate also is issued a Secured Promissory Note (the “Note”) on the date hereof.

The Letter Agreement is also in connection with that certain Subscription Agreement dated December 30, 2011 (the “Subscription Agreement”), entered into between the Company and the subscribers named therein in connection with the Company’s offering of up to $3,000,000 in Secured Convertible Promissory Notes (each a “Bridge Note”, collectively, the “Bridge Notes”, and such offering, the “Offering”).

For purposes of this Warrant, “Sale or Merger Transaction” shall mean (i) the closing of the sale, transfer, exclusive license or other disposition of all or substantially all of the Company’s assets, (ii) the consummation of the merger or consolidation of the Company with or into another entity (except a merger or consolidation in which the holders of capital stock of the Company immediately prior to such merger or consolidation continue to hold at least 50% of the voting power of the capital stock of the Company or the surviving or acquiring entity), or (iii) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of the Company’s securities), of the Company’s securities if, after such closing, such person or group of affiliated persons would hold 50% or more of the outstanding voting stock of the Company (or the surviving or acquiring entity).  Notwithstanding the foregoing, a Sale or Merger Transaction shall not be deemed to be occasioned by, or to include, the sale by the Company of shares of its capital stock for bona fide financing purposes.

Capitalized terms used herein and not otherwise defined shall have the meaning ascribed thereto in the Letter Agreement or the Note, as applicable.

1.            Title of Warrant.  Prior to the expiration hereof and subject to compliance with Section 9 hereof and applicable laws, this Warrant and all rights hereunder are transferable, in whole or in part, at the office or agency of the Company by the Holder hereof in person or by duly authorized attorney, upon surrender of this Warrant together with (a) the Assignment Form annexed hereto properly endorsed, and (b) any other documentation reasonably necessary to satisfy the Company that such transfer is in compliance with all applicable securities laws.  Following any such transfer, the term “Holder” shall refer to the Purchaser or any subsequent transferee of this Warrant.

2.             Number of Warrants; Exercise Price; Authorization of Shares.

(a)           The number of Warrant Shares that a Holder shall be entitled to receive shall be equal to seventeen percent (17%) of the total outstanding common stock of the Company (or the company with which the Company completes a Reverse Merger or other business combination) immediately after it completes a Reverse Merger but prior to any offering of the securities of the Company (or the company with which the Company completes a Reverse Merger or other business combination). For the purpose of this Agreement, a “Reverse Merger” shall mean a reverse merger or a share exchange of the Company with a publicly traded company. The Company shall confirm in writing the number of Warrant Shares within two Business Days following a Reverse Merger.

(b)           The Company covenants that all shares of Common Stock which may be issued upon the exercise of rights represented by this Warrant will, upon exercise of this Warrant and payment of the aggregate Exercise Price as set forth herein, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges in respect of the issuance of the Warrant Shares (other than taxes in respect of any transfer occurring contemporaneously with such issue or otherwise specified herein).

3.            Exercise of Warrant.

(a)           The Holder may exercise this Warrant, in whole or in part, at any time and from time to time prior to the Termination Date by delivering (which may be by facsimile) to the offices of the Company or any transfer agent for the Common Stock this Warrant, together with a Notice of Exercise in the form annexed hereto specifying the number of Warrant Shares with respect to which this Warrant is being exercised, together with payment in cash to the Company of the Exercise Price therefor. After the Company provides the Holder with a Sale Notice, any exercise of the Warrant may be conditioned upon the closing of the applicable Sale or Merger Transaction.  In the event that the Warrant is not exercised in full, the number of Warrant Shares shall be reduced by the number of such Warrant Shares for which this Warrant is exercised and/or surrendered, and the Company, if requested by Holder and at its expense, shall within three Business Days (as defined below) issue and deliver to the Holder a new Warrant of like tenor in the name of the Holder or as the Holder (upon payment by Holder of any applicable transfer taxes) may request, reflecting such adjusted Warrant Shares.  Notwithstanding anything to the contrary set forth herein, upon exercise of any portion of this Warrant in accordance with the terms hereof, the Holder shall not be required to physically surrender this Warrant to the Company unless such Holder is purchasing the full amount of Warrant Shares represented by this Warrant.  The Holder and the Company shall maintain records showing the number of Warrant Shares so purchased hereunder and the dates of such purchases or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Warrant upon each such exercise.  The Holder and any assignee, by acceptance of this Warrant or a new Warrant, acknowledge and agree that, by reason of the provisions of this Section, following exercise of any portion of this Warrant, the number of Warrant Shares which may be purchased upon exercise of this Warrant may be less than the number of Warrant Shares set forth on the face hereof.  Certificates for shares of Common Stock purchased hereunder shall be delivered to the Holder hereof within three Business Days after the date on which this Warrant shall have been exercised as aforesaid.  The Holder may withdraw its Notice of Exercise at any time if the Company fails to timely deliver the relevant certificates to the Holder as provided in this Agreement.  A Notice of Exercise shall be deemed sent on the date of delivery if delivered before 8:00 p.m. New York Time on such date, or the day following such date if delivered after 8:00 p.m. New York Time; provided that the Company is only obligated to deliver Warrant Shares against delivery of the Exercise Price from the holder hereof and, if the Holder is purchasing the full amount of Warrant Shares represented by this Warrant, surrender of this Warrant (or appropriate affidavit and/or indemnity in lieu thereof).  For purposes of this Warrant, “Business Day” means a day during which banks are open for business in New York City, New York.

(b)           The Holder of this Warrant also may exercise this Warrant as to any or all the Warrant Shares and, in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the aggregate Exercise Price, elect instead to receive upon such exercise a reduced number of shares of Common Stock (the “Net Number”) determined according to the following formula (a “Cashless Exercise”):

Net Number = (A x B) - (A x C)
                          ____________
                                       B

For purposes of the foregoing formula:

A= the total number of shares with respect to which this Warrant is then being exercised in a Cashless Exercise.

B= the Fair Market Value (as defined below) on the date of the Exercise Notice.

C= the Exercise Price then in effect for the applicable Warrant Shares at the time of such exercise.

There cannot be a Cashless Exercise unless “B” exceeds “C”.

For purposes of Rule 144 promulgated under the Securities Act, it is intended, understood and acknowledged that the Warrant Shares issued in a cashless exercise transaction shall be deemed to have been acquired by the Holder, and the holding period for the Warrant Shares shall be deemed to have commenced, on the date this Warrant was originally issued.

For purposes of this Warrant, if the Common Stock is not listed on a national public exchange or other automated quotation system, the “Fair Market Value” shall equal the average closing trading price of the Common Stock on the principal market for the five trading days preceding the date of determination or, if the Common Stock is not listed or admitted to trading on any principal market, and the average price cannot be determined as contemplated above, the Fair Market Value of the Common Stock shall be as reasonably determined in good faith by the Company’s Board of Directors and the Holder.  If the Fair Market Value of the Common Stock cannot be determined by the Company’s Board of Directors and the Holder after five Business Days, such determination shall be made by a third party appraisal firm mutually agreeable by the Board of Directors and the Holder, at the expense of the Company (the “Independent Appraiser”).  The fair market value as determined by the Independent Appraiser shall be final.  Notwithstanding the foregoing, following the Company’s delivery of a Sale Notice to the Holder with respect to an exercise hereof in connection with the applicable Sale of Merger Transaction, the Fair Market Value shall be the consideration to be received in respect of each share of Common Stock in connection with such Sale or Merger Transaction.

(c)           The Company’s obligations to issue and deliver Warrant Shares upon an exercise in accordance with this Section 3 are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of Warrant Shares. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon exercise of the Warrant as required pursuant to the terms hereof.

(d)           Notwithstanding any other provision of this Section 3 to the contrary, the Holder shall not be entitled to exercise this Warrant in excess of that number of shares of Common Stock which, upon giving effect to such exercise, would cause the aggregate number of shares of Common Stock beneficially owned by the Holder and its affiliates to exceed 19.99% of the outstanding shares of the Common Stock following such exercise. For purposes of the foregoing provision, the aggregate number of shares of Common Stock beneficially owned by the Holder and its affiliates shall include the number of shares of Common Stock beneficially owned and those shares issuable upon exercise of this Warrant, but shall exclude the number of shares of Common Stock that would be issuable upon exercise or conversion of the unexercised or unconverted portion of any other securities of the Company into Common Stock beneficially owned by the Holder and its affiliates that are subject to a limitation on conversion or exercise analogous to the limitation contained in this Warrant. For purposes of this Section 3, in determining the number of outstanding shares of Common Stock the Holder may rely on the number of outstanding shares of Common Stock as reflected in (a) the Company’s most recent Form 10-Q or Form 10-K, as the case may be, or (b) a more recent public announcement by the Company or (c) any other written communication by the Company or its transfer agent setting forth the number of shares of Common Stock outstanding. Upon the reasonable written or oral request of the Payee, the Company shall promptly confirm orally and in writing to the Payee the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to any conversions, exercises or purchases by the Holder since the date as of which such number of outstanding shares of Common Stock was reported. Except as otherwise set forth herein, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. If the foregoing 19.99% limitation is ever reached and the Payee desires to exercise this Warrant or part thereof into equity, the Company will acknowledge the conversion in writing, but not issue the Holder any additional shares of Common Stock at that point. Under such circumstances the Holder will have the right to receive additional shares of Common Stock as a result of the exercise only at such point and to the extent that its beneficial ownership subsequently becomes less than 19.99% and such issuance will not cause the Holder’s beneficial ownership to exceed 19.99%. Upon written notice to this effect given by the Holder, the Company will issue such additional shares promptly following a determination by the Company that delivery of such additional shares of Common Stock to the Holder will not cause the Holder’s beneficial ownership to exceed 19.99%.

4.             No Fractional Shares or Scrip.  No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant.  In lieu of issuance of a fractional share upon any exercise hereunder, the Company will either round up to nearest whole number of shares or pay the cash value of that fractional share, which cash value shall be calculated on the basis of the Fair Market Value.

5.            Piggyback Registration Rights. If the Company shall file a registration statement (the “Registration Statement”) on Form S-1 or Form S-3 (or any similar or successor forms promulgated by the U.S. Securities and Exchange Commission (the “Commission”)) to include any equity securities of the Company for the resale or public offering of such equity securities (the “Registration”), then the Company shall promptly give the Holder written notice of such Registration and, upon the written request of the Investor given within fifteen (15) days after delivery of such notice, the Company shall use include in such Registration any shares of Common Stock for which this Warrants may be exercised (the “Registrable Securities”) held by the Holder thereby requested to be registered by the Holder subject to the registration limitation imposed by the Commission pursuant to Rule 415 of the Securities Act.  If the Holder decides not to include all or any of its Registrable Securities in such Registration by the Company, the Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent Registration Statement or Registration Statements as may be filed by the Company, all upon the terms and conditions set forth herein.

6.            Charges, Taxes and Expenses.  Issuance of certificates for shares of Common Stock upon the exercise of this Warrant shall be made without charge to the Holder hereof for any issue or transfer tax or other incidental expense in respect of the issuance of such certificate, all of which taxes and expenses shall be paid by the Company, and such certificates shall be issued in the name of the Holder of this Warrant or in such name or names as may be directed by the Holder of this Warrant; provided, however, that in the event certificates for shares of Common Stock are to be issued in a name other than the name of the Holder of this Warrant, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the Holder hereof; and provided, further, that the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issuance of any Warrant certificates or any certificates for the Warrant Shares other than the issuance of a Warrant Certificate to the Holder in connection with the Holder’s surrender of a Warrant Certificate upon the exercise of all or less than all of the Warrants evidenced thereby.

7.             Closing of Books.  The Company will at no time close its shareholder books or records in any manner which interferes with the timely exercise of this Warrant.

8.             No Rights as Shareholder until Exercise.  Subject to Section 12 of this Warrant and the provisions of any other written agreement between the Company and the Purchaser, the Purchaser shall not be entitled to vote or receive dividends or be deemed the holder of Warrant Shares or any other securities of the Company that may at any time be issuable on the exercise hereof for any purpose, nor shall anything contained herein be construed to confer upon the Purchaser, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of stock, reclassification of stock, change of par value, or change of stock to no par value, consolidation, merger, conveyance or otherwise) or to receive notice of meetings, or to receive dividends or subscription rights or otherwise until the Warrant shall have been exercised as provided herein.  However, at the time of the exercise of this Warrant pursuant to Section 3 hereof, the Warrant Shares so purchased hereunder shall be deemed to be issued to such Holder as the record owner of such shares as of the close of business on the date on which this Warrant shall have been exercised.

9.           Assignment and Transfer of Warrant.  This Warrant may be assigned by the surrender of this Warrant and the Assignment Form annexed hereto duly executed at the office of the Company (or such other office or agency of the Company or its transfer agent as the Company may designate by notice in writing to the registered Holder hereof at the address of such Holder appearing on the books of the Company); provided, however, that this Warrant may not be resold or otherwise transferred except (a) in a transaction registered under the Act, or (b) in a transaction pursuant to an exemption, if available, from registration under the Act and whereby, if reasonably requested by the Company, an opinion of counsel reasonably satisfactory to the Company is obtained by the Holder of this Warrant to the effect that the transaction is so exempt.

10.          Loss, Theft, Destruction or Mutilation of Warrant; Exchange.  The Company represents warrants and covenants that (a) upon receipt by the Company of evidence and/or indemnity reasonably satisfactory to it of the loss, theft, destruction or mutilation of any Warrant or stock certificate representing the Warrant Shares, and in case of loss, theft or destruction, of indemnity reasonably satisfactory to it, and (b) upon surrender and cancellation of such Warrant or stock certificate, if mutilated, the Company will make and deliver a new Warrant or stock certificate of like tenor and dated as of such cancellation, in lieu of this Warrant or stock certificate, without any charge therefor.  This Warrant is exchangeable at any time for an equal aggregate number of Warrants of different denominations, as requested by the holder surrendering the same, or in such denominations as may be requested by the Holder following determination of the Exercise Price.  No service charge will be made for such registration or transfer, exchange or reissuance.

11.          Saturdays, Sundays, Holidays, etc.  If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday, Sunday or a legal holiday, then such action may be taken or such right may be exercised on the next succeeding day not a legal holiday.

12.          Adjustments of Exercise Price and Number of Warrant Shares. The number of and kind of securities purchasable upon exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time as set forth in this Section 12.

a.            Subdivisions, Combinations, Stock Dividends and other Issuances.   If the Company shall, at any time while this Warrant is outstanding, (i) pay a stock dividend or otherwise make a distribution or distributions on any equity securities (including instruments or securities convertible into or exchangeable for such equity securities) in shares of Common Stock, (ii) subdivide outstanding shares of Common Stock into a larger number of shares, or (iii) combine outstanding Common Stock into a smaller number of shares, then the Exercise Price shall be multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding before such event and the denominator of which shall be the number of shares of Common Stock outstanding after such event.  Any adjustment made pursuant to this Section 12(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.  The number of shares which may be purchased hereunder shall be increased proportionately to any reduction in Exercise Price pursuant to this paragraph 11(a), so that after such adjustments the aggregate Exercise Price payable hereunder for the increased number of shares shall be the same as the aggregate Exercise Price in effect just prior to such adjustments.

b.        Other Distributions. If at any time after the date hereof the Company distributes to holders of its Common Stock, other than as part of its dissolution, liquidation or the winding up of its affairs, any shares of its capital stock, any evidence of indebtedness or any of its assets (other than Common Stock), then the number of Warrant Shares for which this Warrant is exercisable shall be increased to equal: (i) the number of Warrant Shares for which this Warrant is exercisable immediately prior to such event, (ii) multiplied by a fraction, (A) the numerator of which shall be the Fair Market Value per share of Common Stock on the record date for the dividend or distribution, and (B) the denominator of which shall be the Fair Market Value price per share of Common Stock on the record date for the dividend or distribution minus the amount allocable to one share of Common Stock of the value (as jointly determined in good faith by the Board of Directors of the Company and the Holder) of any and all such evidences of indebtedness, shares of capital stock, other securities or property, so distributed.  The Exercise Price shall be reduced to equal: (i) the Exercise Price in effect immediately before the occurrence of any event (ii) multiplied by a fraction, (A) the numerator of which is the number of Warrant Shares for which this Warrant is exercisable immediately before the adjustment, and (B) the denominator of which is the number of Warrant Shares for which this Warrant is exercisable immediately after the adjustment.

c.         Merger, etc. If at any time after the date hereof there shall be a merger or consolidation of the Company with or into or a transfer of all or substantially all of the assets of the Company to another entity that is not a Sale or Merger Transaction, then the Holder shall be entitled to receive upon or after such transfer, merger or consolidation becoming effective, and upon payment of the Exercise Price then in effect, the number of shares or other securities or property of the Company or of the successor corporation resulting from such merger or consolidation, which would have been received by the Holder for the shares of stock subject to this Warrant had this Warrant been exercised just prior to such transfer, merger or consolidation becoming effective or to the applicable record date thereof, as the case may be.  The Company will not merge or consolidate with or into any other corporation, or sell or otherwise transfer its property, assets and business substantially as an entirety to another corporation, unless the corporation resulting from such merger or consolidation (if not the Company), or such transferee corporation, as the case may be, shall expressly assume in writing the due and punctual performance and observance of each and every covenant and condition of this Warrant to be performed and observed by the Company.

d.          Reclassification, etc.  If at any time after the date hereof there shall be a reorganization or reclassification of the securities as to which purchase rights under this Warrant exist into the same or a different number of securities of any other class or classes, then the Holder shall thereafter be entitled to receive upon exercise of this Warrant, during the period specified herein and upon payment of the Exercise Price then in effect, the number of shares or other securities or property resulting from such reorganization or reclassification, which would have been received by the Holder for the shares of stock subject to this Warrant had this Warrant at such time been exercised.

e.          Subsequent Equity Sales.  In the event that on or subsequent to the Closing Date, the Company issues or sells any Common Stock, any securities which are convertible into or exchangeable for its Common Stock or any convertible securities, or any warrants or other rights to subscribe for or to purchase or any options for the purchase of its Common Stock or any such convertible securities (the “Common Stock Equivalents”) (other than (i) securities issued in pursuant to the Letter Agreement, including without limitation to, the securities to be issued as a result of the conversion of the Note; (ii) securities (including any securities issued in a Qualified Financing including, without limitation, securities issued to holders of the Company’s Bridge Notes as a result of conversion) which are issued pursuant to the Subscription Agreement or any other agreements executed in connection with the Bridge Offering, (iii) shares of Common Stock or options to purchase such shares issued to employees, consultants, officers or directors in accordance with stock plans approved by the Board of Directors, and shares of Common Stock issuable under options or warrants that are outstanding as of the date herein or issued in the future pursuant to stock plans approved by the Board of Directors, (iv) securities issued in connection with a strategic transaction, or (v) securities issued in connection with any reverse merger transaction) at an effective price per share which is less than the Exercise Price, then the Exercise Price in effect immediately prior to such issue or sale shall be reduced to the lowest per share price of Common Stock in such issuance or sale or deemed issuance or sale. If, at any time while this Warrant is outstanding, the Company or any subsidiary issues Common Stock Equivalents with an exercise price (the “Effective Price”) or a number of underlying shares that floats or resets or otherwise varies or is subject to adjustment based (directly or indirectly) on market prices of the Common Stock (a “Floating Price Security”), then for purposes of applying the preceding paragraph in connection with any subsequent exercise, the Effective Price will be determined separately on each Exercise Date and will be deemed to equal the lowest Effective Price at which any holder of such Floating Price Security is entitled to acquire Common Stock on such Exercise Date (regardless of whether any such holder actually acquires any shares on such date). Simultaneously with any adjustment to the Exercise Price pursuant to this Section, the number of Warrant Shares that may be purchased upon exercise of this Warrant shall be increased or decreased proportionately, so that after such adjustment the aggregate Exercise Price payable hereunder for the increased or decreased number of Warrant Shares shall be the same as the aggregate Exercise Price in effect immediately prior to such adjustment.

13.         Voluntary Adjustment by the Company.  The Company may at its option, at any time during the term of this Warrant, reduce but not increase the then current Exercise Price to any amount and for any period of time deemed appropriate by the Board of Directors of the Company.

14.         Notice of Adjustment.  Whenever the number of Warrant Shares or number or kind of securities or other property purchasable upon the exercise of this Warrant or the Exercise Price is adjusted, the Company, at its expense, shall promptly mail to the Holder of this Warrant a notice setting forth the number of Warrant Shares (and other securities or property) purchasable upon the exercise of this Warrant and the Exercise Price of such Warrant Shares after such adjustment and setting forth the computation of such adjustment and a brief statement of the facts requiring such adjustment.

15.         Authorized Shares.  The Company covenants that during the period the Warrant is outstanding and exercisable, it will reserve and keep available from its authorized and unissued Common Stock a sufficient number of shares to provide solely for the issuance of the Warrant Shares upon the exercise of any and all purchase rights under this Warrant.  The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for the Warrant Shares upon the exercise of the purchase rights under this Warrant.  The Company will take all such reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law, regulation, or rule of any applicable market or exchange.

16.          Compliance with Securities Laws.  (a) The Holder hereof acknowledges that the Warrant Shares acquired upon the exercise of this Warrant, if not registered (or if no exemption from registration exists), will have restrictions upon resale imposed by state and federal securities laws.  Each certificate representing the Warrant Shares issued to the Holder upon exercise (if not registered, for resale or otherwise, or if no exemption from registration exists) will bear substantially the following legend: THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE ACT, AND, ACCORDINGLY, MAY NOT BE OFFERED, TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

17.          Without limiting the Purchaser’s right to transfer, assign or otherwise convey the Warrant or Warrant Shares in compliance with all applicable securities laws, the Holder of this Warrant, by acceptance hereof, acknowledges that this Warrant and the Warrant Shares to be issued upon exercise hereof are being acquired solely for the Purchaser’s own account and not as a nominee for any other party, and that the Purchaser will not offer, sell or otherwise dispose of this Warrant or any Warrant Shares to be issued upon exercise hereof except under circumstances that will not result in a violation of applicable federal and state securities laws.

18.          Miscellaneous.

a.       Issue Date; Choice of Law; Venue; Jurisdiction.  The provisions of this Warrant shall be construed and shall be given effect in all respects as if it had been issued and delivered by the Company on the date hereof.  This Warrant shall be binding upon any successors or assigns of the Company.  This Warrant shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts to be wholly performed within such state and without regard to conflicts of laws provisions that would result in the application of any laws other than the laws of the State of New York.  Each of the parties consents to the exclusive jurisdiction of the Federal and State Courts sitting in the County of New York in the State of New York in connection with any dispute arising under this Warrant and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens or venue, to the bringing of any such proceeding in such jurisdiction.

b.        Modification and Waiver.  This Warrant and any provisions hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of the same is sought.  Any amendment effected in accordance with this paragraph shall be binding upon the Purchaser, each future holder of this Warrant and the Company.  No waivers of, or exceptions to, any term, condition or provision of this Warrant, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

c.        Notices.  Any notice or other communication required or permitted to be given hereunder shall be in writing by facsimile, mail or personal delivery and shall be effective upon actual receipt of such notice.  The addresses for such communications shall be to the following:

To the Company:

NuVel Inc.
315 University Avenue
Los Gatos, CA 95030
Attn: Mr. Jay Elliot, Chief Executive Officer
Email: jelliot@nuvelinc.com

To the Holder:

Paragon Capital LP
Attn: Alan Donenfeld
110 East 59th Street, 22nd Fl.
New York, NY 10022
Tel: 212-593-1600
Facsimile: 212-202-5022
Email: Alan@ParagonLP.com

A party may from time to time change the address to which notices to it are to be delivered or mailed hereunder by notice in accordance with the provisions of this Section 18(c).

d.          Severability.  Whenever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Warrant in such jurisdiction or affect the validity, legality or enforceability of any provision in any other jurisdiction, but this Warrant shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

e.         Specific Enforcement.  The Company and the Holder acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Warrant were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Warrant and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which either of them may be entitled by law or equity.

f.          Counterparts/Execution.  This Warrant may be executed by facsimile and in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute one agreement.  Execution and delivery of this Warrant by facsimile transmission (including delivery of documents in Adobe PDF format) shall constitute execution and delivery of this Warrant for all purposes, with the same force and effect as execution and delivery of an original manually signed copy hereof.

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IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officers thereunto duly authorized.

Dated:  December 30, 2011

NUVEL INC.

By:           /s/ Jay Elliot
Name:            Jay Elliot
Title:             Chief Executive Officer

[SIGNATURE PAGE TO THE COMMON STOCK PURCHASE WARRANT]

NOTICE OF EXERCISE

To:                   Nuvel Inc.
Attention:       President

The undersigned hereby elects to purchase, pursuant to the provisions of the Warrant, as follows:

_______
__________ shares of Common Stock pursuant to the terms of the Warrant, and tenders herewith payment in cash of the Exercise Price for the Warrant Shares in full, together with all applicable transfer taxes, if any.

_______	Cashless Exercise with respect to the Net Number of shares of Common Stock.

Please issue a new Warrant for the unexercised portion of the attached Warrant in the name of the undersigned or in such other name as is specified below:
_______________________________

The Warrant Shares shall be delivered to the following DWAC Account Number or by physical delivery of a certificate to:
_______________________________

_______________________________

HOLDER:

If an individual:

By:                ________________________________
Name:           ________________________________
Address:      ________________________________
                      ________________________________

If an entity:

By:                ________________________________
Name:           ________________________________
Title:             ________________________________
Address:      ________________________________
                      ________________________________

Dated as of:  __________ _____, 20__

ASSIGNMENT FORM

(To assign the foregoing warrant, execute
this form and supply required information.
Do not use this form to exercise the warrant.)

           FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to _________________________________ whose address is _____________________________________________________________________________.

Dated:  ______________,

Holder’s Signature:                               _____________________________

Holder’s Address:                                _____________________________

                 _____________________________

Signature Guaranteed:  ___________________________________________

NOTE:  The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant, without alteration or enlargement or any change whatsoever, and must be guaranteed by a bank or trust company.  Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant.